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                                  EXHIBIT N
                               MEETING MINUTES
                                  OF 9/5/96:
                            JOINT VENTURE BETWEEN
                                  TAMPA BAY
                                     AND
                             PHOENIX PRODUCTIONS




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                        MINUTES OF DIRECTORS MEETING
                                     OF
                           TAMPA BAY CORPORATION



     A meeting of the Board of Directors of Tampa Bay Corporation was held on the 5th day of September, 1996 at 2:30 p.m. at the offices of the Company located at 1000 E. Tahquitz Canyon Way, Palm Springs, California 92262.

     There were present and participating at the meeting, either in person or telephonically, George Jouflas, Morton Downey, Jr., Jeffery Taylor, James Richards, Russ Regan, Gray Frederickson and Michael Simmons. John Hyde and Andrew Croson were absent. Mr. Russ Regan chaired the meeting. Scott David, Annette David, Greg McDonald, Doug Swartz, Matt Golden, Stan Lipton and Steve Rosenbaum attended as invited guests. The Minutes of the last regular meeting were read and approved.

     The first item of discussion brought before the Board of Directors related to the appointment of Mr. Greg McDonald to serve on the Board of Directors until the next Shareholders Meeting, effective as of this date. After motion duly made, seconded and unanimously carried; it was,

     RESOLVED, to appoint Mr. Greg McDonald to serve on the Board of Directors until the next Shareholders Meeting, effective as of this date.

     The second item of discussion brought before the Board of Directors related to the acceptance of the resignations of Andrew Croson, Morton Downey Jr. and Lawrence Olson as Officers and/or Directors of the Company, effective as of this date. After motion duly made, seconded and unanimously carried; it was,

     RESOLVED, to accept the resignations of Andrew Croson, Morton Downey Jr. and Lawrence Olson as Officers and/or Directors of the Company, effective as of this date.

     The third item of discussion brought before the Board of Directors related to the election of new officers to serve the Company until the next Shareholders Meeting, effective as of this date. Russ Regan, C.E.O. and Chairman of the Board of Directors; George Jouflas, President; Gray Frederickson, Secretary; and Doug Swartz, C.F.O. and Treasurer. After motion duly made, seconded and unanimously carried; it was,

     RESOLVED, to elect new officers to serve the Company until the next Shareholders Meeting, effective as of this date. Russ Regan, C.E.O. and Chairman of the Board of Directors; George Jouflas, President; Gray Frederickson, Secretary; and Doug Swartz, C.F.O. and Treasurer.

     The fourth item of discussion brought before the Board of Directors related to the appointment of Morton Downey Jr. as Vice President of Programming and to continue as an employee of Phoenix Productions, Inc., effective as of this date. After motion duly made, seconded and unanimously carried; it was,

     RESOLVED, to appoint Morton Downey Jr. as Vice President of
     Programming and to continue as an an employee of Phoenix Productions, Inc., effective as of this date.

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     The fifth item of discussion brought before the Board of  Directors related to the relocation of the Company's corporate headquarters from Phoenix, Arizona to Sun Studios in Palm Springs, effective as of this date. After motion duly made, seconded and unanimously carried; it was,

     RESOLVED, to relocate the Company's corporate headquarters from Phoenix, Arizona to Sun Studios in Palm Springs, effective as of this date.

     The sixth item of discussion brought before the Board of Directors related to methods of funding the Company and its subsidiaries. Upon the completion of the 506 Private Placement for $1,700,000.00 at $1.00 per share, it was agreed to issue a new 506 Private Placement for 4,000,000 shares at $1.50 per share totaling $6,000,000.00 which will net the Company $5,000,000.00 after commissions, legal and accounting fees. After motion duly made, seconded and unanimously carried; it was,

     RESOLVED, that upon completion of the current 506 Private Placement of 1,700,000 shares it was agreed to issue a new 506 Private Placement for 4,000,000 shares at $1.50 per share, totaling $6,000,000.00 which will net the Company $5,000,000.00 after commissions, legal and accounting fees.

     The next item of discussion was concerning the necessity to set a date for a Shareholders Meeting, tentatively some time in February or March. It was agreed that Russ Regan will determine the exact date for the meeting at a later time. After motion duly made, seconded and unanimously carried; it was,

     RESOLVED, to allow Russ Regan to set an exact date to hold a Shareholders Meeting, tentatively in February or March.

     The eighth item of discussion related to retaining Gary Blume, Esq. as the Company's S.E.C. legal counsel, effective as of this date. Gary Blume is located at 1180 Tatum Boulevard, Suite 108, in Scottsdale, Arizona 85028, (602) 494-7976. After motion duly made, seconded and unanimously carried; it was,

     RESOLVED, to retain Gary Blume, Esq. as the Company's S.E.C.
     legal counsel effective as of this date. Gary Blume is located at 1180 Tatum Boulevard, Suite 108, in Scottsdale, Arizona 85028,
     (602) 494-7976.

     The ninth item of discussion related to retaining William Clancy, C.P.A. as the Company's C.P.A. William Clancy is located at 4041 N. Central Avenue, Suite 890, in Phoenix, Arizona 85012, (602) 266-2646. After motion duly made, seconded and unanimously carried; it was,

     RESOLVED, to retain William Clancy is located at 4041 N. Central Avenue, Suite 890, in Phoenix, Arizona 85012, (602) 266-2646.

     The tenth item of discussion was concerning the Company hosting an informative Seminar/Open House to welcome Tampa Bay at Sun Studios. It was agreed to hold this Open House on September 17th from 1:00 p.m to 6:00 p.m. After motion duly made, seconded and unanimously carried; it was,

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     RESOLVED, to organize and host an informative Seminar/Open House to welcome Tampa Bay at Sun Studios. It was agreed to hold this Open House on September 17th from 1:00 p.m to 6:00 p.m.

     The next item of discussion brought before the Board of Directors was the presentation by Morton Downey, Jr. offering information concerning his "Smoke No More" Campaign. He introduced the proto-type cigarette holder and demonstrated its use. It was agreed that when further research and development has been compiled that the Company may be interested in forging ahead with the project.

     The twelfth item of discussion brought before the Board of Directors concerning a Joint Venture by and between Tampa Bay Corporation and Phoenix Productions and a Joint Venture between Tampa Bay and New Domains, Inc. The following terms were discussed:

          1. Wall Street News Network will begin airing on September 30, 1996 on Network One.
          2. Matrix will collect the leads from the show but Phoenix Productions will own the rights to the leads.
          3. Sun Studios will be paid $7,500.00 directly from the paying client to produce the shows .
          4. Sun Studios will be responsible for all costs in relation with the production to the shows.
          5. Phoenix Productions will receive all revenues generated from the shows including commercial revenues. Phoenix Productions will pay the remaining bills in relation to the shows including air time and Matrix charges. After all bills are paid, Phoenix Production will pay Tampa Bay 70% net revenues and retain 30% for themselves.
          6. Annette and Scott David of NewDomains discussed the television programs "Web Wired" and "Annette on the Net". Presentation packages were handed out and a Joint Venture with Tampa Bay and NewDomains would be set up in the same manner as with Phoenix Productions.

     After further discussions it was agreed to form the two Joint Ventures, one between Tampa Bay and Phoenix Productions and the second
between Tampa Bay and NewDomains.   Both Joint  Ventures to be as outlined
as above. Upon motion duly made, seconded and unanimously carried; it was,

     RESOLVED, that Tampa Bay form two Joint Ventures, one with Phoenix Productions and the second with NewDomains. Both Joint Ventures to be as outlined in item twelve of discussions.

     The next item of discussion brought before the Board of Directors concerning the final approval and consummation of the purchase of Sun Studios and the agreement between Tampa Bay, Greg McDonald and the One Omni Trust subject to the final execution of the escrow and security documents. After motion duly made, seconded and unanimously carried; it was,

     RESOLVED, to approve the consummation of the purchase of Sun Studios and the agreement between Tampa Bay, Greg McDonald and the One Omni Trust subject to the final execution of the escrow and security documents.

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     The fourteenth item of discussion was a short discussion concerning
Network One having set up a barter agreement for the airing of "Messages From Beyond". They also will be airing the "Lullaby Album"direct response ad.

     The fifthteenth item of discussion brought before the Board of Directors was regarding the status of Directors and Officers insurance. The Board was assured everything was on tract, the application had been submitted and should be effective and finalized within 5 to 10 working days from this date.

     The next item of discussion brought before the Board of Directors was concerning the importance of every officer and director leaving their home addresses and telephone numbers with the Company..

     The last item to be discussed concerned an update from Michael Simmons on the games he is creating for the Internet. He is awaiting additional information before he can finalize these projects.

     There being no further business, and upon motion duly made, the meeting was adjourned at 4:30 p.m.



------------------------------     -------------------------------
Harold Rustigian, Chairman         George Jouflas, President



------------------------------     -------------------------------
Gray Frederickson, Secretary       John Hyde, Director



------------------------------     -------------------------------
Jeffrey Taylor, Director           Gregory McDonald, Director



------------------------------
Michael Simmons, Director



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